UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 31, 2013

Date of earliest event reported: May 30, 2013

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1801 Main Street, Suite 1300 Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 308-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information discussed in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Amended and Restated Reserve-Based Credit Facility

On May 30, 2013, Constellation Energy Partners LLC (the “Company”), as borrower, entered into a Second Amended and Restated Credit Agreement with Société Générale, as administrative agent and collateral agent and the lenders party thereto (the “Credit Agreement”), providing for a reserve-based credit facility with a maximum commitment of $350,000,000 and a maturity date of May 30, 2017. As of closing, the lenders and their percentage commitments in the Credit Agreement are Societe Generale (36.36%), OneWest (36.36%), and Bank of Oklahoma (27.28%).

Borrowings under the Credit Agreement are secured by various mortgages of oil and natural gas properties that the Company and certain of its subsidiaries own as well as various security and pledge agreements among the Company and certain of its subsidiaries and the administrative agent.

The amount available for borrowing at any one time under the Credit Agreement is limited to the borrowing base for the Company’s oil and natural gas properties. Borrowings under the Credit Agreement are available for acquisition, exploration, operation, maintenance and development of oil and natural gas properties, payment of expenses incurred in connection with the Credit Agreement, working capital and general limited liability company purposes. The Credit Agreement has a sub-limit of $20.0 million which may be used for the issuance of letters of credit. The current borrowing base is $55.0 million.

At the Company’s election, interest for borrowings under the Credit Agreement are determined by reference to (i) the London interbank rate, or LIBOR, plus an applicable margin between 2.50% and 3.50% per annum based on utilization or (ii) a domestic bank rate (“ABR”) plus an applicable margin between 1.50% and 2.50% per annum based on utilization plus (iii) a commitment fee of 0.50% per annum based on the unutilized borrowing base. Interest on the borrowings for ABR loans and the commitment fee are generally payable quarterly. Interest on the borrowings for LIBOR loans are generally payable at the applicable maturity date.

The Credit Agreement contains various covenants that limit, among other things, the Company’s ability and certain of its subsidiaries’ ability to incur certain indebtedness, grant certain liens, merge or consolidate, sell all or substantially all of the Company’s assets, make certain loans, acquisitions, capital expenditures and investments, and pay distributions.

In addition, the Company is required to maintain (i) a ratio of Total Net Debt (defined as Debt (generally indebtedness permitted to be incurred by us under the Credit Agreement) less Available Cash (generally, cash, cash equivalents, and cash reserves of the Company)) to Adjusted EBITDA (generally, for any period, the sum of consolidated net income for such period plus (minus) the following expenses or charges to the extent deducted from consolidated net income in such period: interest expense, depreciation, depletion, amortization, write-off of deferred financing fees, impairment of long-lived assets, (gain) loss on sale of assets, (gain) loss from equity investment, accretion of asset retirement obligation, unrealized (gain) loss on derivatives and realized (gain) loss on cancelled derivatives, and other similar charges) of not more than 3.50 to 1.0; (ii) Adjusted EBITDA to cash interest expense of not less than 2.5 to 1.0; and (iii) consolidated current assets, including the unused amount of the borrowing base availability but excluding current non-cash assets, to consolidated current liabilities, excluding non-cash liabilities and current maturities of debt (to the extent such payments are not past due), of not less than 1.0 to 1.0.

The Credit Agreement also includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties when made or when deemed made, violation of covenants, cross-defaults, bankruptcy and insolvency events, certain unsatisfied judgments, loan documents not being valid and a change of control. A change of control is generally defined as the occurrence of one of the following events (i) any person or group of persons acting in concert are the owner of more than 35% of an interest in the Company, or (ii) individuals who constitute the Class B managers of the Company cease for any reason to constitute at least a majority of the Class B managers of the Company’s Board of Managers. If an event of default occurs, the lenders will be able to accelerate the maturity of the Credit Agreement and exercise other rights and remedies.

The Credit Agreement limits the Company’s ability to pay distributions to unitholders. The Company has the ability to pay distributions to unitholders from available cash, including cash from borrowings under the Credit Agreement, as long as no event of default exists and provided that no distributions to unitholders may be made if the borrowings outstanding, net of available cash, under the Credit Agreement exceed 90% of the borrowing base, after giving effect to the proposed distribution. The Company’s available cash is reduced by any cash reserves established by its board of managers for the proper conduct of the Company’s business and the payment of fees and expenses.

The Credit Agreement permits us to hedge the Company’s projected monthly production, provided that (a) for the immediately ensuing twelve month period, the volumes of production hedged in any month may not exceed the Company’s reasonable business judgment of the production for such month consistent with the application of petroleum engineering methodologies for estimating proved developed producing reserves based on the then-current strip pricing (provided that such projection shall not be more than 115% of the proved developed producing reserves forecast for the same period derived from the most recent reserve report of the Company’s petroleum engineers using the then strip pricing), and (b) for the period beyond twelve months, the volumes of production hedged in any month may not exceed the reasonably anticipated projected production from proved developed producing reserves estimated by the Company’s petroleum engineers. The Credit Agreement also permits the Company to hedge the interest rate on up to 90% of the then-outstanding principal amounts of the Company’s indebtedness for borrowed money.

As a condition to closing the Credit Agreement, the Company has agreed to hedge at least one hundred percent (100%) of its reasonably estimated projected natural gas production for 2015 and fifty percent (50%) of its reasonably estimated projected natural gas production for 2016. All of the 2015 hedges were already in place at the time of the Credit Agreement, and the Company has agreed to enter into the remaining 2016 hedges on or before December 31, 2013. In the event that the 2016 hedges are not in place by December 31, 2016, the Company’s borrowing base will be automatically be reduced by the shortfall of actual hedges as compared to 50% of the reasonably estimated projected natural gas production, not to exceed an amount equal to $3.0 million times the calculated percentage of hedging shortfall. The Company expects to enter into the 2016 hedges prior to December 31, 2013.

The foregoing description of the Credit Agreement is qualified in its entirety by the actual agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events.

On May 30, 2013, the Company issued a press release announcing that it entered into the Credit Agreement.

A copy of the press release is furnished and attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Funds Available for Borrowing

As of May 30, 2013, the Company had $34.0 million in outstanding debt under the Credit Agreement and $21.0 million in remaining borrowing capacity.

Debt Issue Costs

The Company expects to incur between $0.8 million and $0.9 million in debt issue costs associated with the Credit Agreement. As of March 31, 2013, the Company’s unamortized debt issue costs were approximately $0.6 million. All of these costs will be amortized over the life of the Credit Agreement.

Derivative and Financial Instruments

In the second quarter of 2013, the Company expects to novate certain of its hedges from counterparties who were lenders, or were affiliated with a lender, in the Company’s prior reserve-based credit facility. At March 31, 2013, the Company had derivatives with The Royal Bank of Scotland plc, The Bank of Nova Scotia, ING Capital Markets LLC, and Wells Fargo Bank, N.A., all of which are no longer part of the syndicate of lenders under the Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	Second Amended and Restated Credit Agreement dated as of May 30, 2013, among Constellation Energy Partners LLC, as borrower, Société Générale, as administrative agent and collateral agent, and the lenders party hereto.

Exhibit 99.1	Press release, dated May 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: May 31, 2013	By:	/S/ CHARLES C. WARD
Charles C. Ward
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Second Amended and Restated Credit Agreement dated as of May 30, 2013, among Constellation Energy Partners LLC, as borrower, Société Générale, as administrative agent and collateral agent, and the lenders party hereto.

Exhibit 99.1	Press release, dated May 30, 2013.